Exhibit 99

*coherent

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 3, 2004
No. 893

Coherent, Inc. Fourth Quarter and Fiscal Year End Results Include Increased Profit and Improved Gross Margin

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its fourth fiscal quarter ended October 2, 2004 with sales of $133.2 million and income from continuing operations of $9.8 million ($0.32 per diluted share).  Fourth quarter results included a $3.2 million ($2.0 million after-tax or $0.07 per diluted share) recovery on the sale of a note receivable.

Sales and net loss from continuing operations for the corresponding prior year quarter were $101.5 million and $25.7 million ($0.86 per diluted share), respectively.  In comparison, sales for the immediately preceding quarter’s results were $128.0 million and income from continuing operations was $5.2 million ($0.17 per diluted share), which included a gain of $0.7 million ($0.02 per diluted share) from the sale of certain technology.

Orders received during the quarter ended October 2, 2004 were $132.7 million, representing a 27% increase over the prior year quarter and a 6% increase from orders received in the immediately preceding quarter.  Backlog of $154.6 million at October 2, 2004 compared to a backlog of $155.1 million at July 3, 2004 and $127.7 million at September 27, 2003.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “During the past fiscal year we delivered strong results with sales increasing by 22% and orders up 29% over the prior year.   These results are directly attributable to the strategic investments in research and development and acquisitions made over the preceding 24 months.  Our greater profitability also benefited from improved operating efficiencies and better leverage of our infrastructure.  For the most recent quarter, we recognized higher bookings in both business segments on a sequential basis.  The resiliency in our order stream is a direct result from design wins in leading edge applications.”

Year-to-date sales of $495.0 million and net income of $17.7 million ($0.58 per diluted share) compared to the prior year sales of  $406.2 million and a net loss of $45.9 million ($1.56 per share).  Orders received for the twelve month period ended October 2, 2004 were $521.8 million, representing a 29% increase over orders received in the same period last year.

Electro-Optics segment sales of $109.2 million for the three months ended October 2, 2004 were 30% higher than sales during the comparable prior year period and increased 4% from the three months ended July 3, 2004.  Incoming orders of $108.7 million represent a 22% improvement over the fourth fiscal quarter of 2003 and an increase of 5% from orders received in the immediately preceding quarter.  Sales and incoming orders for fiscal year 2004 were $409.3 million and $427.9 million, 26% and 27% higher, respectively, than during fiscal year 2003.

Lambda Physik segment sales of $24.0 million for the three months ended October 2, 2004 represent a 35% increase from the corresponding prior year period and a 7% increase from the immediately preceding quarter.  Incoming orders of $24.0 million for the fourth quarter of fiscal 2004 were 52% higher than the fourth fiscal quarter of 2003 and represent a 12% increase in orders from the immediately preceding third fiscal quarter.  Sales and incoming orders for the fiscal year ended October 2, 2004 were $85.7 million and $93.9 million, respectively, and were 5% higher and 39% higher than during fiscal year 2003.

Ambroseo continued, “Coherent has seeded its markets during the past year and these applications are poised to exhibit growth.  We will continue to focus on fundamentals that should allow us to drive margin expansion and increase profitability into fiscal year 2005 and beyond.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	Oct. 2, 2004	July 3, 2004	Sept. 27, 2003	Oct. 2, 2004 (A)	Sept. 27, 2003 (A)

Net sales (B)	$133,244	$127,951	$101,519	$494,954	$406,235
Cost of sales (C)	73,679	72,964	71,134	287,395	257,467
Gross profit	59,565	54,987	30,385	207,559	148,768
Operating expenses:
Research and development	16,512	15,505	14,124	62,476	50,751
In-process research and development (D)	—	—	1,908	—	6,338
Selling, general and administrative (E)	29,585	28,626	28,905	113,301	103,929
Restructuring, impairment and other charges (F)	(3,348)	18	12,052	(3,093)	35,163
Intangibles amortization	1,495	1,504	1,968	6,698	5,147
Total operating expenses	44,244	45,653	58,957	179,382	201,328
Income (loss) from operations	15,321	9,334	(28,572)	28,177	(52,560)
Other income (expense), net (G)	(920)	350	(210)	22	(4,854)
Income (loss) from continuing operations before income taxes and minority interest	14,401	9,684	(28,782)	28,199	(57,414)
Provision (benefit) for taxes (H)	4,616	4,261	253	10,890	(6,640)
Income (loss) from continuing operations before minority interest	9,785	5,423	(29,035)	17,309	(50,774)
Minority interest (B)	(17)	(269)	3,344	192	4,241
Income (loss) from continuing operations	9,768	5,154	(25,691)	17,501	(46,533)
Income from discontinued operations	—	—	642	218	642
Net income (loss)	$9,768	$5,154	$(25,049)	$17,719	$(45,891)

Earnings per share, diluted:
Income (loss) from continuing operations	$0.32	$0.17	$(0.86)	$0.57	$(1.58)
Income from discontinued operations	—	—	0.02	0.01	0.02
Net income (loss)	$0.32	$0.17	$(0.84)	$0.58	$(1.56)

Shares used in computation:
Basic	30,351	30,243	29,857	30,179	29,448
Diluted	30,673	30,620	29,857	30,544	29,448

(A)      The fiscal year ended October 2, 2004 includes 53 weeks while the fiscal year ended September 27, 2003 includes 52 weeks.

(B)        The quarters ended October 2, 2004 and July 3, 2004 include $1,762 and $2,181 of net sales, respectively, from an entity consolidated under FIN 46R.  This entity’s net income for the corresponding periods of  $135 and $380, respectively, were eliminated through minority interest.  Our future results will not include the results of this entity as we have sold our interest in the entity.

(C)        Cost of sales in the quarter ended March 29, 2003 included an additional inventory reserve requirement of $2,743 ($1,220 after-tax and net of minority interest ($0.04 per diluted share)) due to lower forecasted outlook in Lambda Physik’s lithography business.

(D)       In-process research and development expense for the quarter ended September 27, 2003 includes a $1,908 ($0.06 per diluted share) charge related to our purchase of 33.9% of the outstanding shares of Lambda Physik AG.  In-process research and development expense for the quarter ended June 28, 2003 includes a $4,430 ($0.15 per diluted share) charge related to the purchase of Positive Light, Inc. in April 2003.

(E)         Includes $2,538 ($1,327 after-tax and net of minority interest ($0.04 per diluted share)) of severance costs incurred by Lambda Physik in the quarter ended September 27, 2003.

(F)         Includes a $3,241 ($2,002 after-tax ($0.07 per diluted share)) recovery on the sale of a previously impaired note receivable in the quarter ended October 2, 2004.  The quarter ended September 27, 2003 includes an additional $746 ($448 after-tax ($0.02 per diluted share)) charge primarily related to the previously communicated termination of activities in the Telecom Actives Group, $9,613 ($7,967 after-tax ($0.27 per diluted share)) for the impairment of long-lived assets related to excess manufacturing capacity and $1,693 ($1,016 after-tax ($0.03 per diluted share)) of lease termination costs.  Goodwill impairment charges in the quarter ended March 29, 2003 were $2,358 ($1,769 net of minority interest ($0.06 per diluted share)).  The quarter ended December 29, 2002 includes a $13,378 ($8,288 after-tax ($0.28 per diluted share)) charge related to the termination of activities in the Telecom Actives Group, a $3,060 ($2,672 after tax ($0.09 per diluted share)) charge related to our exit from the passive telecom market and a $3,723 ($2,306 after-tax ($0.08 per diluted share)) allowance against a note receivable.

(G)        The fiscal year ended September 27, 2003 includes a one-time gain of $1,479 ($0.05 per diluted share) related to the sale of 5.2 million shares of Lumenis, Ltd, a $4,400 ($1,953 after-tax and net of minority interest ($0.07 per diluted share)) settlement fee related to the cancellation of a customer contract received by Lambda Physik and an impairment charge on the Lumenis shares held by Coherent of $10,212 ($10,212 after-tax ($0.35 per diluted share)).

(H)       Included in the September 27, 2003 quarter end is a $5,566 after-tax and net of minority interest ($0.19 per diluted share) charge related to the establishment of a valuation allowance against Lambda Physik’s deferred tax assets and an income tax benefit of $1,203 ($0.04 per diluted share) for refund of prior years’ taxes.  The June 28, 2003 quarter end includes a tax benefit related to a refund of prior year taxes of $908 ($0.03 per diluted share).

Summarized balance sheet information is as follows (unaudited, in thousands):

	Oct. 2, 2004	Sept. 27, 2003 (A)

ASSETS

Current assets:
Cash and short-term investments	$170,734	$134,671
Restricted cash, cash equivalents and short-term investments (B)	15,343	15,284
Short-term equity investments	—	277
Accounts receivable, net	96,825	73,118
Inventories	104,698	100,147
Prepaid expenses and other assets	62,572	75,485
Total current assets	450,172	398,982
Property and equipment, net	166,054	146,399
Restricted cash, cash equivalents and short-term investments (B)	23,580	38,660
Other assets	122,049	125,324
Total assets	$761,855	$709,365

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$13,700	$14,140
Accounts payable	17,648	17,632
Other current liabilities	73,181	69,341
Total current liabilities	104,529	101,113
Long-term obligations	14,215	27,911
Other long-term liabilities	54,530	36,483
Total stockholders’ equity	588,581	543,858
Total liabilities and stockholders’ equity	$761,855	$709,365

(A)       Derived from audited financial statements for the year ended September 27, 2003.

(B)       Represents cash, cash equivalents and short-term investments restricted under our notes payable arrangement ($30,360), for the purchase of the remaining outstanding shares of Lambda Physik AG ($8,401) and other ($162) at October 2, 2004.

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Year Ended
	Oct. 2, 2004	July 3, 2004	Sept. 27, 2003	Oct. 2, 2004	Sept. 27, 2003
GAAP net income (loss)	$9,768	$5,154	$(25,049)	$17,719	$(45,891)
Recovery on the sale of note receivable	(2,002)	—	—	(2,002)	—
Sale of technology	—	(663)	—	(663)	—
Gain on contract settlements (1)	—	—	—	—	(1,953)
Restructuring, impairment and other charges (2)	—	—	9,431	142	24,466
Write-down of Lumenis investment	—	—	—	—	10,212
Discontinued operations	—	—	(642)	(218)	(642)
Tax benefit for refunds related to prior years’ taxes	—	—	(1,203)	—	(2,111)
In-process research and development	—	—	1,908	—	6,338
Gain on sale of Lumenis investment	—	—	—	—	(1,479)
Lambda Physik severance costs (3)	—	—	1,327	—	1,327
Deferred tax asset valuation allowance (4)	—	—	5,566	—	5,566
Non-GAAP net income (loss)	$7,766	$4,491	$(8,662)	$14,978	$(4,167)

Non-GAAP net income (loss) per diluted share	$0.25	$0.15	$(0.29)	$0.49	$(0.14)

(1)         Net of minority interest of $(1,015)

(2)         Net of minority interest of $589

(3)         Net of minority interest of $349

(4)         Net of minority interest of $2,238

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as Coherent has seeded its markets during the past year and these applications are poised to exhibit growth and we will continue to focus on fundamentals that should allow us to drive margin expansion and increase profitability into fiscal year 2005 and beyond, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr.  P. O. Box 54980, Santa Clara, California  95056–0980.  Telephone (408) 764-4000